Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 1, 2011, relating to the consolidated financial statements of Marshall & Ilsley Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the announcement by Marshall & Ilsley Corporation and Bank of Montreal that they had entered into a definitive agreement under which Bank of Montreal will acquire all outstanding shares of common stock of Marshall & Ilsley Corporation in a stock-for-stock transaction), the effectiveness of Marshall & Ilsley Corporation’s internal control over financial reporting, and the Reconciliation of Canadian and United States Generally Accepted Accounting Principles, appearing in the Form 6-K of Bank of Montreal filed on April 26, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
June 17, 2011